Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) and in the Registration Statement on Form S-8 (File No. 333-249888) of HighPeak Energy, Inc. and its predecessors, of our report dated March 15, 2021, relating to the consolidated and combined financial statements as of December 31, 2020 and 2019, and the periods from August 22, 2020 to December 31, 2020 and January 1, 2020 to August 21, 2020 and the year ended December 31, 2019, which appears in this Form 10-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

March 15, 2021